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                                                                    EXHIBIT 11.1
                       HEALTH MANAGEMENT ASSOCIATES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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


                                             Three months ended
                                                 December 31,
                                       ----------------------------
                                              1997           1996
                                       ------------------  --------

Numerator:
   Net income........................            $ 24,837  $ 19,877
                                                 ========  ========

Denominator:
 Denominator for basic earnings
  per share-weighted average shares..             163,219   159,013

 Effect of dilutive securities-
  employee stock options.............               4,318     4,758
                                                 --------  --------

                                                  167,537   163,771
                                                 ========  ========

Basic earnings per share ............            $    .15  $    .13
                                                 ========  ========

Diluted earnings per share...........            $    .15  $    .12
                                                 ========  ========
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